FOR IMMEDIATE RELEASE

                         Michael J. Monahan  612-293-2809 (Tel)
                                             612-225-3123 (Fax)

                 ECOLAB INC. ANNOUNCES PRELIMINARY RESULTS
                            OF SELF-TENDER OFFER

          ST. PAUL, Minn., June 15, 1995: Ecolab Inc. announced today that, based on a preliminary count and subject to final verification, it expects to purchase 3,549,834 shares of the Company's common stock at a price of $25.00 per share, including 1,609,805 shares tendered pursuant to guaranteed delivery, in accordance with the terms of its "Dutch auction" self-tender offer. The offer to purchase shares at prices specified by shareholders, ranging from $21.75 to $25.00, expired at midnight yesterday, June 14. The Company is exercising its right under the terms of the offer to purchase more than 3 million shares.

          The Company accepted all shares tendered at or below the purchase price of $25.00, net to the seller, in cash; accordingly, there will be no proration. The determination of the number of shares to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, which is expected to be completed in approximately one week. Payment for the shares properly tendered and accepted will be made as soon as practicable.

          Following the purchase, the Company will have approximately 64,382,060 shares of common stock outstanding. As previously announced, the Company may purchase up to 2.45 million additional shares from time to time through open market and privately negotiated transactions or otherwise, to complete the remaining portion of the 6 million share repurchase program authorized by its Board of Directors.

          Ecolab is the leading global developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1994, Ecolab reported sales of $1.2 billion; including European joint venture sales of $0.8 billion, Ecolab's global coverage approximated $2 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol ECL.

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